UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RAHAXI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:
4)	Date Filed:

RAHAXI, INC.
_____________________

CONSENT SOLICITATION STATEMENT

To Our Stockholders:

The Board of Directors of Rahaxi, Inc. (“we”, “us”, “our” or the “Company”) is soliciting your consent to increase the number of our authorized shares of (i) Common Stock and (ii) Preferred Stock.  The increase of authorized shares of Common Stock and Preferred Stock, if approved by our stockholders, will necessitate an amendment to our Articles of Incorporation.  The increases would double our authorized number of shares of Common Stock, from its current amount of 500 Million to an amount of One Billion shares, and double our authorized Preferred Stock, from 5 Million Shares to 10 Million Shares.  The form of written consent of the stockholders to vote on each proposal is attached hereto as Appendix A.

We are soliciting your approval of the increases by written consent in lieu of a meeting of stockholders because our Board of Directors believes that it is in the best interests of the Company and its stockholders to solicit such approval in the most cost effective manner.  A form of written consent is enclosed for your use as Appendix A.

This consent solicitation statement and accompanying form of written consent are being mailed to our stockholders on or about August __, 2009.  Holders of record of our Common Stock as of the close of business on August 10, 2009, which date is referred to as the “record date”, will be entitled to execute and deliver written consents.  The written consent of stockholders representing a majority of the voting power of our outstanding Common Stock as of the record date is required to approve each of the proposals.

Your consent is important regardless of the number of shares of stock that you hold.  Although our Board of Directors has approved the increase of authorized shares, the proposal will only be effective if we receive the written consent approving such proposal by stockholders representing a majority of the voting power of our outstanding Common Stock as of the record date.  Please indicate whether you are voting “for” “against” or “abstain” with respect to the proposal, sign and date the enclosed written consent and return it to us at your earliest convenience.  Your cooperation in promptly returning your consent will help limit expenses incident to consent solicitation.

The enclosed written consent may be mailed or faxed to the Company’s transfer agent:

First American Stock Transfer, Inc.
4747 N. 7th Stree, Suite 170
Phoenix, AZ 85014
Facsimile: 602-485-4091

NOTICE OF INTERNET AVAILABILITY OF CONSENT MATERIALS

This consent solicitation statement and the accompanying written consent (voting card) are available for viewing and printing on the Internet at the Company’s website at http://www.rahaxi.com/2009ConsentMaterials.

THE CONSENT PROCEDURE
General

We are soliciting our stockholders' consent for the following proposals:

Proposal One: an increase of the authorized shares of Common Stock from 500 Million to One Billion shares.

Proposal Two: an increase of the authorized shares of Preferred Stock from 5 Million to 10 Million shares.

Each proposal to increase the number of authorized shares, if approved by our stockholders, will necessitate an amendment to our Articles of Incorporation to implement the increase of the total authorized number of shares.  The par value of our Common Stock and Preferred Stock will remain unchanged at $0.001 per share.  If both Proposals are approved by the required stockholder approval, we will file one amendment to our Articles of Incorporation with the Secretary of State of Nevada to increase our authorized Common and Preferred Stock.  If only one of the Proposals is approved by our stockholders, then we will file an amendment to our Articles of Incorporation to increase only our Common Stock (if Proposal One is approved) or our Preferred Stock (if Proposal Two is approved).

Our Board of Directors approved the increases to our authorized Common Stock and Preferred Stock in July 2009; however, each proposal is subject to the approval of our stockholders.

Voting; Record Date; Vote Required; Revocation of Consent

Only holders of record on August 3, 2009, the record date, will be entitled to consent to the proposal.  On the record date, there were 478,462,663 shares of our Common Stock outstanding.

Proposal One (to increase our authorized Common Stock ) and Proposal Two (to increase our authorized Preferred Stock) each require written consents voting “FOR” such each proposal from holders of a majority of our outstanding Common Stock as of the record date.  This means that, as of the record date, written consents representing at least 239,231,332 votes will be required.  If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST” a Proposal.

Consents, once dated, signed and delivered to us, will remain effective unless and until revoked by written notice of revocation dated, signed and delivered to us before the time that we have received written consent of stockholders representing a majority of the voting power of our outstanding Common Stock as of the record date.

Persons Making the Solicitation; Expense of Consent Solicitation

The Company is making the solicitation for written consents described herein.  We will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, facsimile, other approved electronic media or personal solicitation by our directors, officers and other regular employees.

Dissenters Rights

Dissenting stockholders have no appraisal or dissenters’ rights under Nevada law, the Company’s Articles of Incorporation or Bylaws in connection with the approval or consummation of the increase of authorized shares amendment.

PROPOSAL ONE

 AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE
THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
FROM 500 MILLION TO ONE BILLION SHARES

Overview

The Board of Directors has adopted a resolution recommending that the stockholders consider and approve an amendment to Article 4 of Rahaxi's Articles of Incorporation. The proposed amendment would increase the number of authorized shares of Common Stock from 500 Million to One Billion shares.

For the reasons described below, the Board of Directors believes that the proposed amendment is in the best interests of Rahaxi and its stockholders. If the amendment is approved, it will become effective upon the filing of a certificate of amendment to our Articles of Incorporation with the Secretary of the State of Nevada. The text of the proposed amended and restated Article 4 is set forth below:

As of August 3, 2009, there were 456,462,663 shares of Common Stock issued and outstanding. In the opinion of the Board of Directors, the remaining authorized and unissued shares of Common Stock are insufficient to meet our needs.

The newly authorized shares of Common Stock, which will be identical to the shares of Common Stock presently authorized, may be issued for such consideration as will be authorized from time to time by the Board of Directors, subject to any required regulatory approvals, but without further action by the stockholders unless specifically required by applicable laws or rules of any exchange or market system on which the Common Stock is then traded. In connection with any issuance and sale of such shares, the Board of Directors will determine the number of shares to be issued and sold and the terms upon which they may be issued and sold based upon conditions existing at the time of such issuance and sale. Our stockholders do not have the preemptive right to subscribe on a pro-rata basis to any future issuance of shares. If we elect to issue additional shares of Common Stock, stockholders would not have any preferential right to purchase them, and their ownership would therefore be diluted.

Reasons for Proposed Increase

We require additional funding in order to continue operations. To address this need, our Board of Directors has concluded that we will require new equity financing, which we expect to be unable to obtain in the desired amounts unless we increase our authorized shares of Common Stock. If we are unable to raise additional capital, we may be forced to discontinue operations and liquidate our assets. Accordingly, the Board of Directors believes that it is the best interests of Rahaxi and its stockholders to increase our authorized Common Stock by an amount sufficient to allow us to pursue new equity financing, as well as to meet future needs for equity in connection with collaborations and compensation.

We have no current arrangements or understandings for the issuance of any of the additional shares of Common Stock for which authority is now sought.  However, based on our assessment of the market and our prior financing transactions, we believe that any significant and material financing transaction, if consummated, will require the issuance of a large portion of the additional shares for which authority is being sought, and therefore can be expected to result in substantial dilution to existing stockholders.

Historically, we also used our Common Stock to pay vendors and consultants, and as incentive compensation for employees. Use of Common Stock for vendors and employees, where such persons are willing to accept such Common Stock, has been an important tactic used by the Company in the past to conserve cash.  The Company believes that having additional shares available is critical to be able to continue this in the future.  We also have used significant share issuances to compensate and incentivize our management and employees, and may continue to do so in the future.

Potential Impact of Increase to Authorized Shares

If the proposal is approved by our stockholders to increase our authorized shares of Common Stock to One Billion shares, stockholders could face significant dilution from future issuances.  In addition, it could become more difficult for another party to acquire control of the Company.

As noted above, one primary reason for the proposed increase in the number of authorized shares of Common Stock is to provide additional shares for issuances to equity investors.  Based on our prior private equity financings, the Company believes that it is likely that such issuances will be made at a discount to the then-current market price for our Common Stock.  Therefore, any additional issuances of Common Stock in connection with equity investments could lead to significant dilution to our existing stockholders.  In addition, the issuance of Common Stock as payment to vendors could also result in dilution to our existing stockholders.

Although the Board of Directors is not aware of any effort by any person to acquire control of Rahaxi without its consent, the authorized but unissued shares could be used to make it more difficult to effect such a change in control, and thereby make it more difficult for stockholders to obtain an acquisition premium for their shares or remove incumbent management. Such shares could be used to create impediments for persons seeking to gain control of Rahaxi by means of a merger, tender offer, proxy contest or other means. For example, substantial dilution of a potential acquiring party could be achieved through private placement of securities with purchasers who might cooperate with the Board of Directors in opposing the potential acquiring party. The proposed amendment is not part of a plan by our Board of Directors to propose anti-takeover measures.

In accordance with Nevada Law, the proposed amendment to our Articles of Incorporation must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock.

The Board of Directors recommends a vote FOR the proposal to approve the amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 500 Million shares to One Billion shares.

PROPOSAL TWO

 AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE
THE AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK
FROM 5 MILLION TO 10 MILLION SHARES
Overview

       The Board of Directors has adopted a resolution recommending that the stockholders consider and approve an amendment to Article 4 of Rahaxi's Articles of Incorporation. The proposed amendment would increase the number of authorized shares of Preferred Stock from 5 Million to 10 Million shares.

        For the reasons described below, the Board of Directors believes that the proposed amendment is in the best interests of Rahaxi and its stockholders. If the amendment is approved, it will become effective upon the filing of a certificate of amendment to our Articles of Incorporation with the Secretary of the State of Nevada. The text of the proposed amended and restated Article 4 is set forth below:

As of August 3, 2009, we had 5 million authorized shares of Preferred Stock, with 1 Million shares designated as Series A Preferred and Four Million Designated as Series B Preferred.  All Series A Preferred Shares are issued and outstanding.  All 4 million Series B Preferred shares were previously issued and subsequently converted into Common Stock.  Pursuant to the Certificate of Designation for the Series B Preferred Stock, once shares of Series B Preferred Stock have been issued, they cannot be re-issued after conversion into Common Stock.  Therefore, no additional Series B Preferred Stock can be issued, and no additional Series A Preferred Stock can be issued.  Thus, since all 5 Million shares of Preferred Stock have been previously issued, we cannot issue any additional shares or series of Preferred Stock without amendment our Articles of Incorporation to increase the authorized Preferred Stock.

In the opinion of the Board of Directors, we may need to be able to issue additional Preferred Stock to meet our needs.  The newly authorized shares of Preferred Stock will be undesignated, or “blank check” preferred, referring to the creation and issuance of preferred shares which is authorized in advance by the stockholders and the rights, preferences and privileges of which are determined by the Board without further stockholders approval.  Thus, our Board of Directors will have the power and authority to designate the additional shares of Preferred Stock into series (such as Series C or Series D Preferred Stock series), and to set the rights, preferences and privileges thereof, which could include dividend, voting and liquidation rights superior to our Common Stock.  Such series of Preferred Stock could also convert into Common Stock at any ratio determined by the Board, have multiple votes per share or have mandatory or optional redemption features.

Any series of Preferred Stock designated by our Board of Directors may be issued for such consideration as will be authorized from time to time by the Board of Directors, subject to any required regulatory approvals, but without further action by the stockholders unless specifically required by applicable laws or rules of any exchange or market system on which the Common Stock is then traded. In connection with any issuance and sale of such shares, the Board of Directors will determine the number of shares to be issued and sold and the terms upon which they may be issued and sold based upon conditions existing at the time of such issuance and sale. Our stockholders do not have the preemptive right to subscribe on a pro-rata basis to any future issuance of shares of Preferred Stock. If we elect to issue additional shares of Preferred Stock, stockholders would not have any preferential right to purchase them, and their ownership would therefore be diluted, particularly if the Preferred Stock have superior voting, dividend, conversion or liquidation rights.

Reasons for Proposed Increase

The Board believes that having the flexibility to issue Preferred Stock in one or more series could be an important tool to prevent hostile takeovers, compensate management or attract equity financing.  The Board believes that continuity of management is important as the Company seeks to raise additional capital and continue operations. Issuing Preferred Stock with senior or enhanced voting rights could dissuade a hostile takeover of the Company and require potential acquirors to negotiate with the Board of Directors.  The Board believes that, in light of the recent global economic downturn, the Company’s recent stock price performance and the Company’s ongoing need for additional capital, the Company could be vulnerable at this time to a hostile takeover at a price and upon terms that do not maximize long-term value for shareholders.  Additional authorized Preferred Stock could be used as a tool to discourage hostile takeovers by creating a series with voting, dividend and/or liquidation rights that make the Company unattractive to hostile bidders.

The Preferred Stock may also be used as incentive compensation for management, including providing management with enhanced voting rights, and could be structured to result in less immediate dilution to Common Stock holders as compared to incentive grants of Common Stock, depending upon how the rights, preferences and privileges are structured.

Preferred Stock may also be more attractive to potential investors.  We require additional funding in order to continue operations. To address this need, our Board of Directors has concluded that we will require new equity financing.  Although we have historically used sales of Common Stock, rather than Preferred Stock, as a funding mechanism, we anticipate that due to the single-digit price of our Common Stock and the risks associated with an investment in our Common Stock, that some potential investors may require a Preferred Stock investment vehicle.

While we are continuously evaluating the market for additional funds, and entertaining discussions with potential investors and representatives of potential funding sources, we have no current, definitive arrangements or agreements for the issuance of any of the additional shares of Preferred Stock for which authority is now sought. We cannot predict if additional financings (assuming we are successful in attracting additional equity capital) will involve Common Stock, Preferred Stock or both.  (Future financings, if any, could also involve debt financings and convertible debt).

Potential Impact of Increase to Authorized Shares

If the proposal is approved by our stockholders to increase our authorized shares of Preferred Stock to Ten Million shares, stockholders could face significant dilution from future issuances, depending upon the conversion ratios, anti-dilution rights, voting rights, liquidation and dividends rights of such Preferred Stock.

As discussed above, although the Board of Directors is not aware of any effort by any person to acquire control of Rahaxi without its consent, the authorized but unissued shares of Preferred Stock could be used to make it more difficult to effect such a change in control, and thereby make it more difficult for stockholders to obtain an acquisition premium for their shares or remove incumbent management. This is one primary reason that the Board is recommending the increase in authorized Preferred Shares.  Such shares could be used to create impediments for persons seeking to gain control of Rahaxi by means of a merger, tender offer, proxy contest or other means. For example, substantial dilution of a potential acquiring party could be achieved through private placement of securities with purchasers who might cooperate with the Board of Directors in opposing the potential acquiring party, and the Preferred Stock could be given separate or superior voting rights to the Common Stock with respect to such matters.

The Preferred Stock may also be issued to management as incentive compensation and/or to provide management with greater voting control and to prevent unwanted bids for control of the Company.

In accordance with Nevada Law, the proposed amendment to our Articles of Incorporation must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock.

The Board of Directors recommends a vote FOR the proposal to approve the amendment to our Articles of Incorporation to increase the number of authorized shares of Preferred Stock from 5 Million shares to 10 Million shares.

FORM OF WRITTEN CONSENT

The form of written consent of the stockholders regarding each of the Proposals (Proposal One to increase in the number of authorized shares of our Common Stock to One Billion shares and Proposal Two to increase in the number of authorized shares of our Preferred Stock to Ten Million shares) is attached hereto as Appendix A. Please complete, execute and return as noted herein.  If you hold your shares in street name through a broker, then the broker’s form of voting card will be included with your mailing, along with instructions on where to send such voting card.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF CONSENT MATERIALS

This consent solicitation statement and the accompanying written consent (voting card) are available for viewing and printing on the Internet at the Company’s website at http://www.rahaxi.com/2009ConsentMaterials.

By order of the Board of Directors

August 10, 2009	By:	/s/ Paul Egan
Paul Egan, Chief Executive Officer and President

ACTION BY WRITTEN CONSENT OF THE
STOCKHOLDERS OF RAHAXI, INC.

The undersigned stockholder of Rahaxi, Inc., a Nevada corporation (the “Corporation”), without the formality of convening a meeting, does hereby vote, via written consent, as follows:

PROPOSAL ONE: To authorize an amendment to the Corporation’s Articles of Incorporation to increase the authorized number of shares of Common Stock from 500 Million to One Billion shares.

MARK ONLY ONE BOX

FOR ☐                                                        AGAINST ☐                                                  ABSTAIN ☐

PROPOSAL TWO: To authorize an amendment to the Corporation’s Articles of Incorporation to increase the authorized number of shares of "blank check" Preferred Stock from Five Million to Ten Million shares.

MARK ONLY ONE BOX

FOR ☐                                                        AGAINST ☐                                                  ABSTAIN ☐

This consent of the stockholders may be executed in one or more counterparts, including by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same consent.

Date:	, 2009
Stockholder Name (printed):
Signature:
Title or Capacity (if applicable):
Additional Signature (if held jointly):
Title or Capacity (if applicable):

* The number of shares held by a stockholder as of the record date shall be confirmed and determined by the Corporation and/or the transfer agent, in concert with information provided by banks, brokerage houses, fiduciaries and custodians.